UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 15, 2010
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box
376, Ann Arbor, Michigan	48106

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 930-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 15, 2010, Aastrom Biosciences, Inc. (the “Company”) entered into a Warrant Agreement with Continental Stock Transfer & Trust Company, acting as warrant agent (the “Warrant Agreement”), in connection with the offering and sale of up to 10,000,000 units as more fully described below.
     A copy of the form of Warrant Agreement executed in connection with the offering is filed herewith as Exhibit 4.1, supersedes the form of Warrant Agreement filed with the Company’s Current Report on Form 8-K on December 10, 2010, and is incorporated herein by reference. The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.
Item 8.01. Other Events.
     On December 15, 2010, the Company issued a press release announcing the closing of its previously announced public offering of 10,000,000 units. Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of common stock. Each warrant will be exercisable at any time on or after the date of issuance until the fifth anniversary of the date of issuance at an exercise price of $3.22. The shares of common stock and warrants are immediately separable and have been issued separately. The Company received net proceeds of approximately $20.5 million, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
4.1	Form of Warrant Agreement.

99.1	Press release of Aastrom Biosciences, Inc., dated December 15, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.
Date: December 15, 2010	By:	/s/ Timothy Mayleben
		Name:	Timothy Mayleben
		Title:	Chief Executive Officer and President

Index to Exhibits

Exhibit
Number	Description
4.1	Form of Warrant Agreement.

99.1	Press release of Aastrom Biosciences, Inc., dated December 15, 2010.